UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

Xeno Transplants Corporation
(Exact name of registrant as specified in its charter)

000-51698
(Commission File Number)

Nevada	98-0335119
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1066 West Hastings Street, Suite 2610, Vancouver, BC, Canada V6E 3X2
(Address of principal executive offices, including Zip Code)

(604) 684-4691
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective July 3, 2008, with the permission of Massachusetts General Hospital (“MGH”), Xeno Transplants Corporation (the “Company”) and its subsidiary, American Xeno, Inc. (“American Xeno” and together with the Company, “Xeno”), entered into a non-exclusive license agreement (the “Agreement”) with Revivicor, Inc. (“Revivicor”), pursuant to which Xeno granted to Revivicor a worldwide, nonexclusive license, with the right to sublicense, of certain Patent Rights (as defined below), providing Revivicor with the right to develop, make, have made, use, offer to sell, have sold, sell, lease and import certain Licensed Products (as defined below). The original license was granted to Xeno by MGH.

“Patent Rights” are defined under the Agreement as the patents and patent applications, including any know-how or other information related thereto, identified on Appendix A to the Agreement, which consist of two U.S. patents held by MGH in the field of xenotransplantation, and all divisionals, continuations and continuations-in-part to the extent that such claims are directed to the subject matter of the identified patent applications (including from the patent applications for the identified patents), foreign filings related to the foregoing patents and patent applications, and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions (or the equivalent) thereof.

“Licensed Products” are defined under the Agreement to mean any article, device, composition, process, method, or service, the manufacture, use, sale, or performance of which, in whole or in part, absent the sublicense granted under the Agreement would infringe, or is covered by, one or more claims of Patent Rights in the field of xenotransplantation into humans of non-human cells, tissues, and organs.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Agreement itself, which the Company expects to file as an exhibit to its Form 10-Q for the quarter ending September 30, 2008. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENO TRANSPLANTS CORPORATION

Date: July 9, 2008	/s/ Wayne Smith
Wayne Smith
Chief Financial Officer, Treasurer and Secretary